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                                                                     EXHIBIT 5.2

                    ADDENDUM TO INVESTMENT ADVISORY AGREEMENT



                  This Addendum, dated as of the 23rd day of June, 1997, is entered into between MASTER INVESTMENT TRUST, SERIES I, a Delaware business trust (the "Trust"), and Bank of America National Trust and Savings Association (the "Adviser").

                  WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated as of November 1, 1994 (the "Advisory Agreement"), pursuant to which the Trust appointed the Adviser to act as investment adviser to the Trust for its Asset Allocation Fund, Investment Grade Bond Fund, Blue Chip Fund, International Bond Fund, Growth and Income Fund and Utilities Fund;

                  WHEREAS, the Adviser has notified the Trust that the Bond, Blue Chip and Asset Allocation Funds of Seafirst Retirement Funds are being reorganized into the Intermediate Bond, Blue Chip and Asset Allocation Funds, respectively, of Pacific Horizon Funds, Inc. on June 23, 1997 ("Reorganization Date");

                  WHEREAS, effective upon the Reorganization Date the fee payable to the Adviser as set forth in the Advisory Agreement shall be reduced as provided herein with respect to the Investment Grade Bond Fund and Blue Chip Fund (the "Funds");

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. COMPENSATION. For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to the Funds, the Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee, computed daily and paid monthly (in arrears), at the annual rate of .30% of the average net assets of the Investment Grade Bond Fund and .50% of the average net assets of the Blue Chip Fund. Such fee as is attributable to each Fund will be a separate charge to each such Fund and will be the several (and not joint or joint and several) obligation of each such Fund.

                  2. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemental hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.
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                                           MASTER INVESTMENT TRUST, SERIES I


                                           By:
                                               --------------------------------
                                               Title:  President


                                           BANK OF AMERICA NATIONAL TRUST
                                                    AND SAVINGS ASSOCIATION


                                           By:
                                               --------------------------------
                                               Title


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